Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Registration Statements No. 333-91160 and 333-74842 on Form S-8 of Lawson Software, Inc. of our report dated April 23, 2009, except for Notes 2 and 7 as to which the date is March 25, 2010, relating to our audit of the consolidated financial statements of Quovadx Holdings, Inc. and subsidiaries as of and for the year ended December 31, 2008, included in this Current Report on Form 8-K/A.

/s/ McGladrey & Pullen, LLP

Dallas, Texas

March 25, 2010